SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of principal executive offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignation

On April 13, 2007, Michael D. Zisman resigned from the Board of Directors of Internet Capital Group, Inc. (“ICG”) due to his increased responsibilities with a number of non-profit organizations. Dr. Zisman will continue to provide consulting services to ICG and serve as ICG’s representative on the boards of directors of several ICG partner companies.

In order to fill the vacancy created by Dr. Zisman’s resignation, ICG’s Board of Directors has nominated Michael J. Hagan to stand for election as a director at ICG’s annual meeting of stockholders. Mr. Hagan is the Chief Executive Officer and Chairman of the Board of NutriSystem, Inc.

Executive Officer Employment Agreement

On April 18, 2007, ICG, Internet Capital Group Operations, Inc., a wholly-owned subsidiary of ICG (together with ICG, the “Company”), and Douglas Alexander entered into an agreement setting forth the terms of Mr. Alexander’s continued employment with the Company as Managing Director, Operations. Mr. Alexander’s agreement replaces and supersedes the letter agreement, dated July 28, 2005, between the Company and Mr. Alexander.

Mr. Alexander’s agreement has an initial three-year term commencing January 1, 2007 and is subject to automatic one-year renewal periods. During the term, the Company will pay Mr. Alexander an annual base salary of $450,000, which amount may be increased annually at the sole discretion of the Board of Directors of the Company, with an annual target bonus of 150% of Mr. Alexander’s base salary. Mr. Alexander’s agreement provides for his participation in the Company’s welfare and retirement plans, as well as the Company’s short-term and long-term equity incentive programs.

Mr. Alexander’s agreement also provides for certain benefits to Mr. Alexander in the event that his employment is terminated without cause or that he resigns for good reason, including in connection with a change of control. If Mr. Alexander is terminated without cause, or if he resigns for good reason, absent a change of control, he will be entitled to (a) payment of 1.5 times his annual base salary plus target bonus, (b) payment of a prorated bonus for the year in which his termination occurs, (c) acceleration of vesting of all options, stock appreciation rights and restricted stock granted to him under the Company’s equity compensation plans that were scheduled to vest during the 18-month period following his termination, (d) continuation of his medical benefits until the earlier to occur of (i) 18 months after his termination and (ii) his eligibility for benefits under another employer’s or his spouse’s employer’s plan and (e) outplacement assistance of up to $40,000.

If Mr. Alexander is terminated without cause, or if he resigns for good reason, in connection with a change of control, he will be entitled to (a) payment of two times his annual base salary plus target bonus, (b) payment of a prorated bonus for the year in which his termination occurs, (c) acceleration of vesting of all options, stock appreciation rights and restricted stock granted to him under the Company’s equity compensation plans, (d) continuation of his medical benefits until the earlier to occur of (i) two years after his termination and (ii) his eligibility for benefits under another employer’s or his spouse’s employer’s plan and (e) outplacement assistance of up to $40,000.

Mr. Alexander’s agreement also includes additional covenants from Mr. Alexander relating to, among other things, non-competition, non-solicitation, non-hire and confidentiality, as well as other terms and conditions that are beneficial to the Company. The benefits outlined in the foregoing two paragraphs are expressly contingent upon Mr. Alexander executing and not rescinding or breaching a general release, which requires, among other things, that Mr. Alexander continue to perform and comply with such restrictive covenants for certain periods of time following his termination.

Mr. Alexander’s agreement also sets forth equity ownership guidelines, pursuant to which Mr. Alexander is expected to own the lesser of (a) 40% of any ICG restricted stock granted to him that vests after July 22, 2005 and (b) ICG Common Stock worth at least 150% of his annual base salary.

The foregoing description of Mr. Alexander’s agreement does not purport to be complete and is qualified in its entirety by reference to Mr. Alexander’s actual agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Employment Agreement, dated April 18, 2007, by and among Internet Capital Group Operations, Inc., Internet Capital Group, Inc. and Douglas Alexander

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.

Date: April 18, 2007	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	General Counsel, Managing Director & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated April 18, 2007, by and among Internet Capital Group Operations, Inc., Internet Capital Group, Inc. and Douglas Alexander